EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—January 30, 2018—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and twelve months ended December 31, 2017.

As a result of the Tax Cuts and Jobs Act of 2017 signed into law by President Trump on December 22, 2017, the Company has, as required, reevaluated its deferred tax assets and deferred tax liabilities to account for the future impact of lower corporate tax rates on these deferred amounts. Although it is expected to positively impact the Company’s future after-tax earnings, the reduction in the federal corporate tax rate negatively impacted the Company’s fourth quarter 2017 results.

The revaluation of the deferred tax asset and liabilities resulted in a one-time non-cash charge to the income statement of approximately $2.6 million, which reduced the Company’s fourth quarter 2017 results by approximately $0.52 per share-diluted. However, as a result of the revised federal corporate income tax rates effective for 2018, and changes or limits for certain tax deductions, the Company expects its effective combined federal and state income tax rate for 2018 will range between 14% and 15%. Of the $2.6 million non-cash charge, $1.6 million is related to the market valuation of available for sale securities. The FASB has issued an exposure draft, that if adopted, would require the reclassification from other comprehensive income to retained earnings in an amount equal to the non-cash charge related to available for sale securities, thereby minimizing the impact on regulatory capital.

After the deferred tax adjustment, the Company incurred a net loss for the three months ended December 31, 2017 of $1.125 million, or $0.23 per share-basic and diluted, down from a net income of $1.679 million, or $0.34 per share-basic and diluted for the same quarter in 2016. Had the accounting rules not required this revaluation of deferred taxes, net income for the quarter would have been $1.434 million or $0.29 per share-basic and diluted for the three months ended December 31, 2017.

Net interest income for the fourth quarter of 2017, after the provision for loan losses, was $7.080 million, approximately 5.0% higher than the same period in 2016. The provision for loan losses for the three months ended December 31, 2017 was negative $288 thousand compared to a negative $162 thousand for the same period in 2016. The increase in the negative provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and partially offset by an increase in total loans outstanding. The net interest margin was 2.98% for both the fourth quarter of 2017 and 2016.

Non-interest income increased in the fourth quarter of 2017 by $214 thousand, or 11.4%, while non-interest expenses increased $698 thousand, or 10.5%, compared to the same period in 2016. The increase in non-interest income was mainly the result of an increase in service charges on checking accounts and other service charges and fees. Non-interest expense increased due to an increase in salary and benefit expense of $262 thousand, occupancy expense of $159 thousand and a $277 thousand increase in other operating expenses. The increase in other non-interest expense was due mainly to loan collection and repossession expense for the fourth quarter.

Net income for the twelve months ended December 31, 2017 decreased 45.0% to $3.703 million, or $0.76 per share-basic and diluted, from $6.737 million, or $1.38 per share-basic and diluted,

for the twelve months ended December 31, 2016. Had the accounting rules not required this revaluation of deferred taxes, net income for the twelve months ended December 31, 2017 would have been $6.288 million or $1.29 per share-basic and diluted.

Net interest income for the twelve months ended December 31, 2017, after the provision for loan losses, increased 2.1% to $27.728 million from $27.149 million for the same period in 2016. Net interest margin for the twelve months ended December 31, 2017, decreased to 3.01% in 2017 from 3.07% in the same period in 2016. The provision for loan losses for the twelve months ended December 31, 2017 was a negative $543 thousand compared to a negative $65 thousand in 2016. The increase in the negative provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions partially offset by an increase in loans outstanding.

Non-interest income increased by $595 thousand, or 7.7%, and non-interest expense increased by $1.749 million, or 6.6%, for the twelve months ended December 31, 2017 when compared to the same period in 2016. The increase in non-interest income was the result of increases in service charges on deposit accounts and other service charges and fees. Non-interest expense increased primarily due to an increase in salary and benefits costs related to additional loan personnel.

Total assets as of December 31, 2017 decreased to $993.096 million, down $32.118 million, or 3.1%, when compared to December 31, 2016. Deposits decreased by $39.470 million, or 5.2%, and loans, net of unearned income, increased by $11.359 million, or 2.9%, when compared to December 31, 2016. The increase in loans, net of unearned income, was due to new loan demand in excess of loan payments. Non-performing assets decreased by $1.159 million to $12.369 million at December 31, 2017 as compared to $13.528 million at December 31, 2016, due in large part to decreases in other real estate owned and in non-accrual loans partially offset by a slight increase in loans 90 days or more past due and still accruing interest.

During the twelve months of 2017, the Company paid dividends totaling $0.96 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi. In the fourth quarter of 2016, the Bank added a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Twelve Months Ending
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
INTEREST INCOME
Loans, including fees	$4,717	$4,585	$4,668	$18,734	$19,012
Investment securities	2,854	2,893	2,685	11,498	10,972
Other Interest	102	66	50	296	198

	7,673	7,544	7,403	30,528	30,182

INTEREST EXPENSE
Deposits	487	472	477	1,922	1,844
Other borrowed funds	394	353	343	1,421	1,254

	881	825	820	3,343	3,098

NET INTEREST INCOME	6,792	6,719	6,583	27,185	27,084

PROVISION FOR LOAN LOSSES	(288)	(74)	(162)	(543)	(65)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,080	6,793	6,745	27,728	27,149

NON-INTEREST INCOME
Service charges on deposit accounts	1,062	1,116	994	4,239	3,789
Other service charges and fees	645	703	589	2,638	2,441
Other non-interest income	383	308	293	1,397	1,449

	2,090	2,127	1,876	8,274	7,679

NON-INTEREST EXPENSE
Salaries and employee benefits	3,618	3,745	3,356	14,772	13,697
Occupancy expense	1,400	1,336	1,241	5,385	5,108
Other non-interest expense	2,303	1,806	2,026	8,071	7,674

	7,321	6,887	6,623	28,228	26,479

NET INCOME BEFORE TAXES	1,849	2,033	1,998	7,774	8,349

INCOME TAXES	2,974	425	319	4,071	1,612

NET INCOME (LOSS)	(1,125)	1,608	1,679	3,703	6,737

Earnings (loss) per share - basic	($0.23)	$0.33	$0.34	$0.76	$1.38

Earnings (loss) per share - diluted	($0.23)	$0.33	$0.34	$0.76	$1.38

Dividends Paid	$0.24	$0.24	$0.24	$0.96	$0.96

Average shares outstanding-basic	4,882,705	4,882,705	4,869,079	4,878,691	4,865,968

Average shares outstanding-diluted	4,892,233	4,891,148	4,881,088	4,895,848	4,875,638

	For the Period Ended,
	December 31,	September 30,	December 31,
	2017	2017	2016
Period End Balance Sheet Data:
Total assets	$993,096	$1,026,124	$1,025,214
Total earning assets	910,282	939,295	935,957
Loans, net of unearned income	405,410	393,079	394,051
Allowance for loan losses	3,019	3,404	3,093
Total deposits	720,685	754,768	760,155
Short term borrowings	11,500	—	—
Long-term borrowings	20,000	20,000	20,000
Shareholders’ equity	88,451	91,942	85,059
Book value per share	$18.14	$18.86	$17.42

Period End Average Balance Sheet Data:
Total assets	$1,013,177	$1,009,781	$996,266
Total earning assets	929,261	926,107	928,861
Loans, net of unearned income	395,216	393,796	409,367
Total deposits	762,983	767,634	766,264
Long-term borrowings	21,644	20,000	20,000
Shareholders’ equity	90,230	89,693	91,766

Period End Non-performing Assets:
Non-accrual loans	7,582	7,833	8,879
Loans 90+ days past due and accruing	807	298	206
Other real estate owned	3,980	4,174	4,443

		As of
	December 31,	September 30,	December 31,
	2017	2017	2016
Year to Date Net charge-offs as a percentage of average net loans	0.09%	0.06%	0.61%

Year to Date Performance Ratios:
Return on average assets(1)	0.62%	0.64%	0.68%
Return on average equity(1)	7.01%	7.18%	7.34%

Year to Date Net Interest Margin (tax equivalent)(1)	3.01%	3.03%	3.07%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com